Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 21, 2019 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 8, 2019, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the four nominees for director, each to hold office for a three-year term and until his or her successor has been duly elected and appointed as follows:

Directors	For	Against	Abstain	Broker Non-Votes
Martin J. Cohen	266,790,100	656,047	166,904	9,795,778
Robert A. Fiala	258,070,841	9,301,556	240,654	9,795,778
John P. Ringerbach	257,778,275	9,636,858	197,918	9,795,778
Ashley H. Williams	250,355,497	16,980,926	276,628	9,795,778

The stockholders conducted an advisory vote on the compensation of our named executive officers, and voted as follows:

For	Against	Abstain	Broker Non-Votes
243,719,652	23,484,666	408,733	9,795,778

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2019, and voted as follows:

For	Against	Abstain	Broker Non-Votes
276,602,290	424,614	381,925	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

February 21 2019	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Operating Officer